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                                                                     Exhibit 5.1

                               September 6, 2000

     Efficient Networks, Inc.
     4849 Alpha Road
     Dallas, TX 75244

          Re:    Registration Statement on Form S-8

     Ladies and Gentlemen:

          We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about September 6, 2000 (the "Registration Statement") in connection with your assumption of the Network Telesystems, Inc. 1993 Stock Plan (the "NTS Plan") and the registration under the Securities Act of 1933, as amended, of 125,773 shares of your Common Stock reserved for issuance thereunder. As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of such Common Stock under the NTS Plan.

          It is our opinion that, when issued and sold in the respective manners referred to in the Plan and pursuant to the agreements which accompany the Plan, the Common Stock issued and sold thereby will be legally and validly issued, fully paid and non-assessable.

          We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any amendments thereto.

                              Sincerely,

                              WILSON SONSINI GOODRICH & ROSATI
                              Professional Corporation

                              /s/ Wilson Sonsini Goodrich & Rosati